Exhibit 99.1

For release:  November 3, 2016

Contact: John K. Lines, SVP/General Counsel

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation's oldest publicly traded senior health care company, today announced net income available to common shareholders for the quarter ended September 30, 2016 of $11,110,000 compared to $10,415,000 for the quarter ended September 30, 2015, an increase of 6.7%.  Excluding the operating losses from the two newly constructed skilled nursing facilities, two assisted living facilities, and one memory care facility placed in service in 2015 and 2016, net income available to common shareholders for the quarter ended September 30, 2016 would have been $12,947,000.

Net operating revenues for the three months ended September 30, 2016 totaled $231,281,000 compared to $225,386,000 for the same three months of 2015, an increase of 2.6%.  Net income was $0.73 per common share basic for the quarter ended September 30, 2016 compared to $0.75 per common share basic for the quarter ended September 30, 2015.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 skilled nursing centers with 9,398 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 21 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the Company can be found on our web site at www.nhccare.com.

-more-

Page 2

Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Revenues:	(unaudited)		(unaudited)
Net patient revenues	$ 218,647	$ 215,351	$ 653,240	$ 641,845
Other revenues	12,634	10,035	35,397	30,850
Net operating revenues	231,281	225,386	688,637	672,695

Costs and Expenses:
Salaries, wages and benefits	140,403	135,136	405,491	392,766
Other operating	58,956	56,616	177,571	173,830
Facility rent	10,314	10,006	30,960	29,972
Depreciation and amortization	9,998	9,273	28,847	27,442
Interest	1,020	594	2,913	1,782
Total costs and expenses	220,691	211,625	645,782	625,792

Income Before Non-Operating Income	10,590	13,761	42,855	46,903
Non-Operating Income	5,091	4,550	14,789	12,902

Income Before Income Taxes	15,681	18,311	57,644	59,805
Income Tax Provision	(4,571)	(5,744)	(20,969)	(21,638)

Net Income	11,110	12,567	36,675	38,167

Dividends to Preferred Stockholders	-	(2,152)	-	(6,487)

Net Income Available to Common Stockholders	$ 11,110	$ 10,415	$ 36,675	$ 31,680

Earnings Per Common Share
Basic	$ 0.73	$ 0.75	$ 2.42	$ 2.30
Diluted	$ 0.73	$ 0.72	$ 2.41	$ 2.21

Weighted average common shares outstanding
Basic	15,198,696	13,801,245	15,128,728	13,778,705
Diluted	15,222,648	14,422,660	15,216,838	14,365,251

Dividends declared per common share	$ 0.45	$ 0.40	$ 1.30	$ 1.14

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2016	2015
Cash and marketable securities	$ 166,229	$ 154,376
Restricted cash and marketable securities	196,044	180,972
Current assets	287,230	278,942
Property and equipment, net	557,665	536,046
Total assets	1,088,355	1,045,329
Current liabilities	142,802	150,656
Long-term debt	120,000	120,000
Stockholders' equity	670,815	630,996

-more-

Page 3

Selected Operating Statistics
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Per Diems:
Medicare	$ 453.08	$ 441.52	$ 449.26	$ 437.28
Managed Care	402.45	405.14	401.86	401.42
Medicaid	174.12	170.57	173.92	170.64
Private Pay and Other	224.68	216.10	224.04	216.97

Average Per Diem	$ 254.62	$ 250.34	$ 255.04	$ 252.76

Patient Days:
Medicare	117,503	119,780	359,667	384,801
Managed Care	54,591	56,721	166,293	165,149
Medicaid	322,564	319,962	958,782	935,339
Private Pay and Other	181,175	179,734	531,783	523,739
	675,833	676,197	2,016,525	2,009,028